               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

     SWISS ARMY BRANDS, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[x]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                             SWISS ARMY BRANDS, INC.
                               ONE RESEARCH DRIVE

                           SHELTON, CONNECTICUT 06484

                                                                  April 15, 1997

Dear Stockholder:

You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Swiss Army Brands, Inc. to be held at the Corporation's Distribution Center at 65 Trap Falls Road, Shelton, Connecticut on May 15, 1997, at 10:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement fully describes the formal business to be transacted at the Meeting, which includes the election of directors of the Company, and a proposal to increase the number of authorized shares of common stock of the Company. Directors and officers of the Company will be present to host the meeting and to respond to any questions from our shareholders. We hope you will be able to attend.

The Company's Board of Directors believes that a favorable vote for each matter described in the attached Notice of Annual Meeting and Proxy Statement is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying materials carefully.

Whether or not you can attend the Annual Meeting, please complete, sign, date and mail the enclosed proxy card promptly. This action will not limit your right to revoke your proxy in the manner described in the accompanying Proxy Statement or to vote in person if you wish to attend the Annual Meeting and vote personally.

The directors, officers and employees of Swiss Army Brands, Inc. look forward to seeing you at the meeting.

Sincerely,

J. Merrick Taggart
President

                             SWISS ARMY BRANDS, INC.

                               ONE RESEARCH DRIVE
                           SHELTON, CONNECTICUT 06484

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 15, 1997

                                ----------------


To the Stockholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Swiss Army Brands, Inc. (the "Company") will be held on May 15, 1997 at 10:30 a.m. (local time) at the Company's Distribution Center, 65 Trap Falls Road, Shelton, Connecticut 06484 for the following purposes:

         (1) To elect seventeen members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

         (2) To  consider  and  vote  upon a  proposal  to amend  the  Company's
Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.10 per share, from 12,000,000 to 18,000,000; and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed April 4, 1997 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

         A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996 is enclosed herewith.

                                             By Order of the Board of Directors.

                                             THOMAS M. LUPINSKI, as Secretary

Dated:   Shelton, Connecticut
         April 15, 1997

                         -----------------------------

                             YOUR VOTE IS IMPORTANT

TO ENSURE A QUORUM, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU AT THE MEETING UPON REQUEST TO THE SECRETARY OF THE MEETING.

                    S W I S S  A R M Y  B R A N D S ,  I N C .

                               One Research Drive
                           Shelton, Connecticut 06484

                                 --------------

                           P R O X Y  S T A T E M E N T

                                 --------------

         This Proxy Statement and accompanying form of proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Swiss Army Brands, Inc., a Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held on May 15, 1997, at 10:30 a.m. (local time) at the Company's Distribution Center at 65 Trap Falls Road, Shelton, Connecticut, or any adjournment thereof (the "Meeting"). Copies of this Proxy Statement, the attached Notice of Annual Meeting of Shareholders, and the enclosed form of proxy were first mailed to the Company's shareholders on or about April 15, 1997.

         A proxy in the accompanying form which is properly executed, duly returned to the Board of Directors and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Meeting, the proxy will vote the shares represented thereby FOR the nominees for Directors set forth below, FOR the proposal to amend the Company's Certificate of Incorporation (the "Amendment") to increase the number of authorized shares of the Company's common stock, par value $.10 per share ("Common Stock") from 12,000,000 shares to 18,000,000 shares, and in accordance with his best judgment on any other matters which may properly come before the Meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Meeting. Each shareholder who has executed a proxy and returned it to the Board of Directors may revoke the proxy by notice in writing to the Secretary of the Company, or by attending the Meeting in person and requesting the return of the proxy, in either case at any time prior to the voting of the proxy. Presence at the Meeting does not itself revoke the proxy. The cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by the use of the mails, management and regularly engaged employees of the Company may, without additional compensation therefor, solicit proxies on behalf of the Company by personal interviews, telephone, telegraph or other means, as appropriate. The Company may also engage a proxy soliciting firm to solicit proxies, although the Company has no current plans to do so. The Company will, upon request, reimburse brokers and others who are only record holders of the Company's Common Stock, for their reasonable expenses in forwarding proxy material to, and obtaining voting instructions from, the beneficial owners of such stock.


         The close of business on April 4, 1997, has been fixed as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the Meeting. As of the Record Date, there were 8,209,610 shares of Common Stock issued and outstanding and entitled to vote.


         Each share of Common Stock entitles the holder thereof to one vote. A majority of the shares of Common Stock issued and outstanding constitutes a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting will be necessary for the election of Directors. Thus, abstentions and broker non-votes will not be included in the vote total in the election of Directors and will have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding will be necessary for the approval of the Amendment. Abstentions and broker votes will be counted as votes AGAINST proposal No. 2. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth information regarding beneficial ownership of the Common Stock on APRIL 4, 1997, by each person or group known by the Company to own beneficially 5% or more of the outstanding Common Stock. Except as otherwise noted, each person listed below has sole voting and investment power with respect to the shares listed next to his or its name.


                                                         Number of
Name of Beneficial Owner                                  Shares                                 Percent owned(1)
------------------------                                 ---------                               ----------------
Louis Marx, Jr.
667 Madison Avenue
New York, NY  10021                                      3,082,222(2)                                  35.4%

Brae Group, Inc.
15710 John F. Kennedy Blvd.
Houston, TX  77032                                       3,058,200(3)                                  35.1%

Victorinox A.G.
CH-6438
Ibach-Schwyz
Switzerland                                              1,000,000                                     12.2%

Tweedy, Browne Company L.P.
52 Vanderbilt Avenue
New York, New York 10017                                   589,150(4)                                   7.2%

David L. Babson & Co., Inc.
One Memorial Drive
Cambridge, MA 02142                                        537,100(5)                                   6.5%

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue
Santa Monica, CA 90401                                     467,724(6)                                   5.7%



         (1) Based on 8,209,610 shares of Common Stock outstanding, not including 614,108 shares held as Treasury stock. Treated as outstanding for the purposes of computing percentage ownership of each holder are shares issuable to such holder upon exercise of options and warrants.

         (2) Consists of 19,730 shares held directly by Mr. Marx, 4,292 shares held by a trust for the benefit of Mr. Marx, 2,558,200 shares held by Brae Group, Inc., which corporation Mr. Marx may be deemed to control, and 500,000 shares issuable upon the exercise of a stock option held by Brae Group, Inc.

         (3) Includes 500,000 shares issuable upon the exercise of a stock option held by Brae Group, Inc.

         (4) According to a Schedule 13D filed February 29, 1996, consists of shares held in the accounts of customers of Tweedy, Browne Company L.P., a broker-dealer.

         (5) According to a Schedule 13G dated February 7, 1997, consists of shares which David L. Babson & Co., Inc. beneficially owns by virtue of serving as investment advisor.

         (6) According to a Schedule 13G dated February 5, 1997, consists of shares as to which Dimensional Fund Advisors, Inc. shares power of disposition by virtue of serving as investment advisor to its clients.

         The following table sets forth certain information concerning the beneficial ownership of Common Stock on APRIL 4, 1997, by each Director, each officer named in the Summary Compensation Table herein and by all Directors and officers of the Company as a group.

                                                    Number of
    Name                                             Shares            Percent of Class(1)
    ----                                            ---------          -------------------
J. Merrick Taggart                                   60,000(2)                 *
Stanley G. Mortimer III                              47,262(3)                 *
Harry R. Thompson                                    33,250(4)                 *
Leslie H. Green                                      30,000(5)                 *
A. Clinton Allen                                     35,000(6)                 *
Clarke H. Bailey                                        -0-
Thomas A. Barron                                     72,500(7)                 *
Vincent D. Farrell, Jr.                              35,000(8)                 *
Herbert M. Friedman                                  15,868(9)                 *
Peter W. Gilson                                      80,000(10)                *
M. Leo Hart                                         100,500(11)               1.2%
James W. Kennedy                                     83,960(12)               1.0%
Keith R. Lively                                         -0-                    *
Lindsay Marx                                         25,000(13)                *
Louis Marx, Jr.                                   3,082,222(14)              35.4%
Stanley R. Rawn, Jr.                                142,711(15)               1.7%
Eric M. Reynolds                                     25,000(16)                *
John Spencer                                          1,000                    *
John V. Tunney                                          -0-                    *
All officers and directors                        3,992,835(17)              42.0%
  as a group (25 persons)

--------------
*Less than 1% of the Class.

         (1) Based on 8,209,610 shares of Common Stock outstanding, not including 614,108 shares held as Treasury Stock. Treated as outstanding for the purpose of computing the percentage ownership of each director and of all directors and officers as a group are shares issuable to such individuals upon exercise of options.

         (2) Includes 47,000 shares of Common Stock issuable upon exercise of warrants held by Mr. Taggart and 10,000 shares of Common Stock issuable upon exercise of Options held by Mr. Taggart.

         (3) Includes 46,250 shares of Common Stock issuable upon exercise of Options held by Mr. Mortimer.

         (4) Consists of 33,250 shares of Common Stock issuable upon exercise of Options held by Mr. Thompson.

         (5) Consists of 30,000 shares of Common Stock issuable upon exercise of Options held by Ms. Green.

         (6) Consists of 35,000 shares of Common Stock issuable upon exercise of Options held by Mr. Allen.

         (7) Includes 37,500 shares of Common Stock issuable upon exercise of Options held by Mr. Barron.

         (8) Consists of 35,000 shares of Common Stock issuable upon exercise of Options held by Mr. Farrell. Excludes shares beneficially owned by Spears, Benzak, a general partnership in which Mr. Farrell has a 22% interest.

         (9) Includes 12,500 shares of Common Stock issuable upon exercise of Options held by Mr. Friedman.

         (10) Includes 79,000 shares of Common Stock issuable upon exercise of options held by Mr. Gilson.

         (11) Includes 100,000 shares of Common Stock issuable upon exercise of Options held by Mr. Hart.

         (12) Includes 81,250 shares of Common Stock issuable upon exercise of Options held by Mr. Kennedy and 1,000 shares held by a trust for the benefit of Mr. Kennedy's son, beneficial ownership of which is disclaimed by Mr. Kennedy.

         (13) Consists of 25,000 shares of Common Stock issuable upon exercise of Options held by Ms. Marx.

         (14) Consists of 19,730 shares of Common Stock held directly by Mr. Marx, 4,292 shares held by a trust for the benefit of Mr. Marx, 2,558,200 shares held by Brae Group, Inc., which corporation Mr. Marx may be deemed to control, and 500,000 shares issuable upon exercise of options held by Brae Group, Inc.

         (15) Includes 100,000 shares of Common Stock issuable upon exercise of Options held by Mr. Rawn.

         (16) Consists of 25,000 shares of Common Stock issuable upon exercise of Options held by Mr. Reynolds.

         (17) Includes 1,249,750 shares of Common Stock issuable to directors and officers upon exercise of Options and 47,000 shares of Common Stock issuable upon exercise of warrants.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         At the meeting, seventeen Directors of the Company are to be elected by the stockholders, to hold office until the next Annual Meeting of Stockholders of the Company to be held in 1998, and until their successors shall have been duly elected and qualified.

         The nominees of the Board of Directors for election as Directors are Mr. A. Clinton Allen, Mr. Clarke H. Bailey, Mr. Thomas A. Barron, Mr. Vincent D. Farrell, Jr., Herbert M. Friedman, Esq., Mr. Peter W. Gilson, Mr. M. Leo Hart, Mr. James W. Kennedy, Mr. Keith R. Lively, Ms. Lindsay Marx, Mr. Louis Marx, Jr., Mr. Stanley G. Mortimer III, Mr. Stanley R. Rawn, Jr., Mr. Eric M. Reynolds, Dr. John Spencer, Mr. J. Merrick Taggart and Mr. John V. Tunney. All of the nominees are Directors elected at the 1996 Annual Meeting of Stockholders except for Mr. Bailey. If, for any reason not presently known, any of said nominees is not available for election, it is intended that the Proxies will be voted for such substitute nominees as the Board of Directors may designate unless the Board of Directors reduces the number of directors. The Directors are to be elected by a vote of the holders of a plurality of the shares of Common Stock entitled to vote and present in person or represented by proxy at the meeting.

         The following table sets forth the names and ages of each Director, each nominee for Director, and each of the executive officers of the Company, the period during which each person has served as a Director or officer of the Company, and the positions and offices with the Company held by each such person.

                                                                                                 Director
                                                                                                  and/or
    Name                             Age                Position(s)                            Officer Since
    ----                             ---                -----------                            -------------
J. Merrick Taggart                    46             President(1)                              Dec., 1995
Peter W. Gilson                       57             Chairman of the Executive
                                                     Committee and Director(2)                       1994
Stanley R. Rawn, Jr.                  69             Senior Managing Director
                                                     and Director(3)                                 1990
Harry R. Thompson                     67             Managing Director                               1994
Stanley G. Mortimer III               54             Executive Vice President
                                                     and Director                                    1994
Thomas M. Lupinski                    44             Senior Vice President, Chief
                                                     Financial Officer, Secretary
                                                     and Treasurer                                   1986
Michael J. Belleveau                  40             Vice President - Sales and
                                                     General Manager - Swiss Army
                                                     Brands Division                                 1994
Leslie H. Green                       49             Vice President of Marketing               Dec., 1995
David J. Parcells                     38             Vice President - Operations                     1992
Jerald J. Rinder                      50             Vice President and
                                                     General Manager -
                                                     Victorinox Division                       Feb., 1996
Robert L. Topazio                     48             Vice President and
                                                     General Manager -
                                                     R.H. Forschner Division                   Feb., 1996
Douglas M. Rumbough                   40             Vice President and
                                                     General Manager - Corporate
                                                     Markets Division                                1992
A. Clinton Allen                      53             Director(4)                                     1993
Clarke H. Bailey                      42             Director(5)                               JAN., 1997
Thomas A. Barron                      45             Director                                        1983
Vincent D. Farrell, Jr.               50             Director6                                       1992
Herbert M. Friedman                   65             Director7                                       1981
M. Leo Hart                           48             Director(8)                                     1991
James W. Kennedy                      46             Director(9)                                     1981
Keith R. Lively                       45             Director                                        1994
Lindsay Marx                          31             Director                                        1994
Louis Marx, Jr.                       65             Director(10)                                    1990
Eric M. Reynolds                      44             Director                                        1994
John Spencer                          67             Director(11)                                    1990
John V. Tunney                        62             Director(12)                                    1992




1. Mr. Taggart is a member of the Company's Executive Committee, Management Committee and Foreign Exchange Committee.

2. Mr. Gilson is Chairman of the Company's Executive Committee and a member of the Nominating Committee.

3. Mr. Rawn is a member of the Company's Executive Committee, Management Committee and Nominating Committee.

4. Mr. Allen is Chairman of the Company's Stock Option and Compensation Committee and a member of the Executive Committee.

5.   Mr. Bailey is a member of the Company's Executive Committee.

6. Mr. Farrell is Chairman of the Company's Audit Committee and a member of the Executive Committee and Foreign Exchange Committee.

7. Mr. Friedman is a member of the Company's Executive Committee, Audit Committee and Nominating Committee.

8.   Mr. Hart is a member of the Company's Nominating Committee.

9.   Mr. Kennedy is a member of the Company's Foreign Exchange Committee.

10. Mr. Marx is Chairman of the Company's Management Committee and Nominating Committee and a member of the Company's Executive Committee and Foreign Exchange Committee. Mr. Marx was Chairman of the Company's Executive Committee until June, 1995.

11. Mr. Spencer is a member of the Company's Audit Committee and Stock Option and Compensation Committee.

12. Mr. Tunney is a member of the Company's Stock Option and Compensation Committee.


                            BIOGRAPHICAL INFORMATION

         J. Merrick Taggart, President and a Director of the Company, was elected President on December 13, 1995. From 1993 to November 1995 Mr. Taggart was President of Duofold, Inc, a sports apparel company, and Pringle of Scotland U.S.A., an apparel company. From 1990 to November 1992 Mr. Taggart was President of O'Brien International, a manufacturer and marketer of water sports equipment. Prior to that Mr. Taggart was Senior Vice President of Product Development for the Timberland Company, a footwear and apparel company.

         Peter W. Gilson, Chairman of the Executive Committee and a Director of the Company, has served as President and Chief Executive Officer of Physician Support Systems, Inc., a company specializing in the management of physicians' health care practices, since 1991. From 1989 to the present, Mr. Gilson has also served as President and Chief Executive Officer of the Warrington Group, Inc., a manufacturer of safety products which was previously a division of The Timberland Company. From 1987 to 1988, Mr. Gilson served as Chief Operating Officer of The Timberland Company, a manufacturer of footwear and outdoor clothing. From 1978 to 1986, he served as President of the Gortex Fabrics Division of W.L. Gore Associates. Mr. Gilson is also a director of SweetWater, Inc. ("SweetWater"), a manufacturer and marketer of portable water filtration systems and Glenayre Technologies, Inc. ("Glenayre Technologies"), a paging and messaging infra-structure technology firm.

         Louis Marx, Jr., Chairman of the Management Committee and a Director of the Company, has been associated with the Company for over 20 years and has played the key role in helping to guide its affairs during that entire period. Through discussions with the Chief Executive Officer of Victorinox Cutlery Company ("Victorinox"), the Company's principal supplier, he and Mr. Rawn were responsible for the Company obtaining exclusive U.S. distribution rights for Victorinox products and later, together with Mr. Rawn and Mr. Kennedy, negotiated the expansion of the Company's distribution rights to include Canada, Bermuda and the Caribbean and also obtained for the Company exclusive distribution rights to the Victorinox Watch. In a prior year he and Mr. Rawn played an important part in negotiating, on behalf of the Company, the settlement of potentially expensive litigation, and more recently, Mr. Marx has played an active role in the Company's investment policy and, together with the Company's advisors, has successfully managed the Company's currency hedging program. Mr. Marx is a director and member of the Compensation Committee of Cyrk, Inc. ("Cyrk"), a distributer of products for promotional programs and custom-designed sports apparel and accessories. Mr. Marx has been a venture capital investor for more than thirty years. Mr. Marx, together with his close business associates, have been founders or substantial investors in such companies as Pan Ocean Oil Corporation, Donaldson, Lufkin & Jenrette, Bridger Petroleum Corporation Ltd., Questor Corporation, Environmental Testing and Certification Corporation, Garnet Resources Corporation, The Prospect Group, Inc. and Noel Group, Inc. ("Noel"), a publicly held company which conducts its principal operations through small and medium sized operating companies in which it holds controlling interests. Mr. Marx served as a director of The Prospect Group, Inc., a company which, prior to its adoption in 1990 of a Plan of Complete Liquidation and Dissolution, conducted its major operations through subsidiaries acquired in leveraged buyout transactions ("Prospect"), from February 1986, and as Chairman of Prospect's Asset Committee from October 1988, until January 1990. Mr. Marx serves as a trustee of the New York University Medical Center and Middlebury College and as Chairman of the Madison Avenue Fund for Children. Mr. Marx is also Co-Chairman and a director of Hudson River Capital LLC, a private equity firm specializing in middle market acquisitions, recapitalizations and expansion capital investments ("Hudson
River"), and a director of Victory Ventures LLC, a private equity firm specializing in small market venture capital investments ("Victory Ventures"). He is President and a director of Victorinox-Swiss Army Knife Foundation, a non-profit corporation formed by the Company for charitable purposes including the improvement of the welfare of underprivileged children. Mr. Marx is the father of Lindsay Marx, a Director of the Company.

         Stanley R. Rawn, Jr., Senior Managing Director and a Director of the Company, actively participates with Messrs. Marx and Kennedy in furthering the relationship between the Company and Victorinox as well as in coordinating management strategies. He has also played an important part in obtaining and expanding the Company's exclusive distribution rights covering Victorinox products. Mr. Rawn was Chairman and Chief Executive Officer and a director of Adobe Resources Corporation, an oil and gas exploration and production company from November, 1985 until the merger of that company in May, 1992. Mr. Rawn is also the Chief Executive Officer and a director of Noel; a director of Prospect, Hudson River, Victory Ventures, Staffing Resources, Inc., a temporary help corporation, and Victorinox - Swiss Army Knife Foundation; and a Trustee of the California Institute of Technology.

         Harry R. Thompson, Managing Director of the Company was appointed Managing Director in December 1994. From 1987 to 1995, Mr. Thompson was president of The Strategy Group, a business and marketing consulting firm. Mr. Thompson had previously served as a director of the Company from June 1987 to June 1991, and as Chairman of the Company's Board of Directors from January 1990 to October 1990 and served in senior executive capacities with the Interpublic Group of Companies, Inc., a leading marketing and communications organization.

         Stanley G. Mortimer III, Executive Vice President and a Director of the Company, has served the Company in a variety of capacities since September 1984. Mr. Mortimer was elected as a director in December 1994. He had previously served as a director from June 1987 to June 1994.

         Thomas M. Lupinski, Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company, has been Vice President of the Company for more than five years. Prior to joining the Company, Mr. Lupinski was Finance Manager for The Revlon Health Care Group from 1982 to 1986 and was with Arthur Andersen & Co., from 1976 through 1982.

         David J. Parcells, Vice President - Operations, joined the Company in December 1992. Mr. Parcells was employed by Arthur Andersen & Co. as a Senior Manager - Audit and Business Advisory Practice from 1989 through 1992 and as an Audit Manager from 1986 to 1989.

         Michael J. Belleveau, Vice President - Sales and General Manager - Swiss Army Brands Division, was elected to the office of Vice President in June 1994. Mr. Belleveau has served the Company in various positions since 1991. Prior to that Mr. Belleveau was a regional sales manager for Cartier, Inc., a manufacturer and marketer of watches and luxury goods.

         Leslie H. Green, Vice President of Marketing, was elected to the office of Vice President in December 1995. Ms. Green has served the Company in various positions since January, 1991.

         Jerald J. Rinder, Vice President and General Manager - Victorinox Division, was elected to the office of Vice President in February, 1996. From 1994 through 1995 Mr Rinder was Executive Vice President of Pringle of Scotland USA, an apparel company. From 1993 to 1994 Mr. Rinder was Vice President - Sales/Marketing of Walkover Shoe Co. and from 1991 through 1993 was Vice President - Sales of Stride Rite Corp.

         Robert L. Topazio, Vice President and General Manager - R.H. Forschner Division, was elected to the office of Vice President in February, 1996. Mr. Topazio has served the Company in various positions since September, 1992. From 1991 to 1993 Mr. Topazio was Vice President of Cuisine de France, Ltd., a marketer of consumer cutlery which was purchased by the Company in 1992. Prior to that Mr. Topazio was National Sales Manager for J.A. Henckels.

         Douglas M. Rumbough, Vice President and General Manager - Corporate Markets Division, was elected to the office of Vice President in June 1992. Mr. Rumbough has served the Company in various positions since 1981.

         A. Clinton Allen, a Director of the Company, is Chairman of A. C. Allen & Co., a Massachusetts based consulting firm. Mr. Allen also serves as Vice Chairman and a director of Psychemedics Corporation, a company that provides testing services for the detection of abused substances through an analysis of hair samples, and of Dewolfe Companies, Inc., a real estate company, and as a director of SweetWater, Victory Ventures and Connectivity Technologies, Inc. ("Connectivity Technologies"), an acquisition company with interests in the wire and cable industry.

         Clarke H. Bailey was elected a director of the Company in January 1997. Since February 1995, Mr. Bailey has served as Chairman of the Board and Chief Executive Officer of United Acquisition Company, an acquisition company, and Chairman of the Board and Chief Executive Officer of United Gas Holding Corporation, an acquisition company. He is also currently Chairman of the Board and a director of Arcus, Inc., the leading national provider of secure off-site computer data storage and related disaster recovery services and information technology staffing solutions, a director and Co-Chairman of the Board of Hudson River and a director of Connectivity Technologies and Victory Ventures. He served as Chief Executive Officer and a director of Glenayre Technologies from December 1990 until March 1994 and as its Vice Chairman of the Board from November 1992 to July 1996. In March 1994, Mr. Bailey was named Chairman of the Executive Committee of the Board of Glenayre Technologies, and he relinquished the title of Chief Executive Officer.

         Thomas A. Barron, a Director of the Company, is an author and has been Chairman of Evergreen Management Corp., a private investment firm since January, 1990. From November, 1983 through November 1989, Mr. Barron was President and Chief Operating Officer and a director of Prospect. From 1988 through January, 1990, Mr. Barron served as Chairman of the Board of the Company. Mr. Barron also serves as a director and Chairman of the Board of SweetWater. Mr. Barron has served as a Trustee of Princeton University.

         Herbert M. Friedman, a Director of the Company, is a partner in the law firm of Zimet, Haines, Friedman & Kaplan, where he has been a member since 1967. Zimet, Haines, Friedman & Kaplan acts as counsel to the Company. Mr. Friedman is also a director of Noel, Prospect, Hudson River, Victory Ventures, Connectivity Technologies and Victorinox - Swiss Army Knife Foundation.


         Vincent D. Farrell, Jr., a Director of the Company, has been a Managing Director of the investment management firm of Spears, Benzak, SALOMON & Farrell, Inc., ("Spears, Benzak") since 1982. Mr. Farrell is a director of Noel.




         M. Leo Hart, a Director of the Company, is President and Chief Executive Officer of Brae Group, Inc., a privately held acquisition company. Until December 13, 1995, Mr. Hart was Co-Chairman of the Board and Chief Executive Officer of the Company, which capacity he had served in since February 1994. Previously, he was Executive Vice President and a Director. Mr. Hart joined the Company in October 1991. Prior to this, Mr. Hart spent the previous 15 years in senior sales and marketing positions in the hospitality industry, serving as Senior Vice President of Marketing for The Ritz-Carlton Hotel Company from 1987 to 1991 and before that as Vice President -

Sales and Marketing for Fairmont Hotels from 1983 to 1987. Until 1991, he was the North American Chairperson of Leading Hotels of the World, a hotel marketing association. Prior to his career in sales, Mr. Hart played professional football with the NFL's Atlanta Falcons and Buffalo Bills. Mr. Hart is also a director of Victory Ventures and a director of Victorinox - Swiss Army Knife Foundation.

         James W. Kennedy, a Director of the Company, is President of Lahinch Group, Inc., a start-up company engaged in the garment imprinting and apparel business. Until December 13, 1995, Mr. Kennedy was Co-Chairman of the Board and Chief Executive Officer of the Company, which capacity he had served in since February 1994. Previously, he was President of the Company, a position he had held since 1988. Prior to 1988, Mr. Kennedy was Senior Vice President of the Company and had served in various sales and marketing positions with the Company since 1975. Mr. Kennedy has served on committees for the Specialty Advertising Association International, the National Restaurant Association, the American Meat Institute, the Sporting Goods Manufacturers Association and the American Association of Exporters and Importers.

         Keith R. Lively, a Director of the Company, is a private investor and, from January 1995 through December, 1995, was a consultant to the Company. From 1988 through September 1994, Mr. Lively was the President, Chief Executive Officer and a Director of The Famous Amos Chocolate Chip Cookie Corporation. From September 1992 through September 1994, Mr. Lively was also Senior Vice President, a member of the Executive Committee and a Director of President Baking Company, which purchased The Famous Amos Chocolate Cookie Corporation in September 1992. Mr. Lively also serves as a director of SweetWater.

         Lindsay Marx, a Director of the Company is a private investor. From November 1992 to January 1994, she was a production assistant at Iron Mountain Productions, a dramatic production company. Ms. Marx was an assistant to the director at the Paper Mill Playhouse in 1992 and, from September 1989 to March 1992, an artistic assistant at The Body Politic, also a dramatic production company. Ms. Marx graduated from Middlebury College in 1987. Ms. Marx, is the daughter of Louis Marx, Jr.

         Eric M. Reynolds, a Director of the Company, is President, Chief Executive Officer and a director of SweetWater, a position he has held since January, 1993. Previously, from 1987 through 1990, Mr. Reynolds served as a marketing consultant to various companies including W.L. Gore & Associates and Marmot Mountain Works, Ltd., a company founded by Mr. Reynolds in 1974 that is in the business of designing, manufacturing and marketing mountaineering, backpacking and ski outerwear products.

         John  Spencer,  a Director of the  Company,  holds the African  Studies
Professorship at Middlebury College where he has served as a member of the faculty since 1974. Mr. Spencer has also served as Dean of Middlebury College and Chairman of its History Department. Mr. Spencer is Vice-Chairman of the African American Institute and of the Institute of Current World Affairs, a Trustee of the Cape of Good Hope Foundation, the University of Capetown Fund, Inc. and Atlanta University and a director of Victorinox - Swiss Army Knife Foundation.

         John V. Tunney, a Director of the Company, is currently Chairman of the Board of Cloverleaf Group, Inc. and a general partner of Sun Valley Ventures, a partnership engaged in venture capital and leveraged buyout activities. From 1971 to 1977 Mr. Tunney served as a United States Senator from the state of California and as a Member of the United States House of Representatives from 1965 to 1971. Mr. Tunney is also a director of Prospect, Illinois Central Corporation, Illinois Central Railroad Company, and Foamex International, Inc., a foam manufacturer.

         During the fiscal year ended December 31, 1996, the Board of Directors held four meetings. All of the directors attended at least 75% of the total of the meetings of the Board of Directors and the committees of which they were members except for Ms. Lindsay Marx.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has created the Audit Committee, Nominating Committee and Stock Option and Compensation Committee, each of which is described below.

         Audit Committee. The Audit Committee, consisting of Messrs. Vincent D. Farrell, Jr. (Chairman), Herbert M. Friedman and John Spencer, is charged with the duties of recommending to the Board of Directors the appointment of independent public accountants, reviewing the scope of the audit and auditing fees, meeting periodically with the independent public accountants and certain officers of the Company to insure the adequacy of internal controls and reporting, reviewing consolidated financial statements, examining audit reports and performing any other duties or functions deemed appropriate by the Board. The Audit Committee held one meeting during the fiscal year ended December 31, 1996.

         Nominating Committee. The Nominating Committee, consisting of Messrs. Louis Marx, Jr. (Chairman), Herbert M. Friedman, Peter W. Gilson, M. Leo Hart and Stanley R. Rawn, Jr., has all of the power of the Board of Directors in respect of the nomination of directors for submission to a vote of the stockholders and in respect of the fixing of the time, place and record date of the Annual Meeting of Stockholders, as well as all other matters relating to the Annual Meeting of Stockholders. The Nominating Committee did not meet during the fiscal year ended December 31, 1996. While the Nominating Committee has no stated procedures for the submission of nominees by the Company's stockholders, the committee will consider such recommendations on an informal basis.

         Stock Option and Compensation Committee. The Stock Option and Compensation Committee, consisting of Messrs. A. Clinton Allen (Chairman), Keith
R. Lively, John Spencer and John V. Tunney, has all the power of the Board of Directors to grant options and to exercise all other powers under and pursuant to the Company's Stock Option Plans and to take all action in respect of the approval of the compensation and bonuses paid by the Company. The Stock Option and Compensation Committee held two meetings during the fiscal year ended December 31, 1996.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that except for one late filing of a Form 3 by Mr. Jerald J. Rinder and one late filing of a Form 4 by Mr. Keith
R. Lively, during the year ended December 31, 1996 all filing requirements applicable to the Company's officers, directors, and greater than ten-percent beneficial owners were complied with.

                             MANAGEMENT COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The Summary Compensation Table below sets forth individual compensation information of the President and the five other most highly paid executive officers of the Company for services rendered in all capacities during the fiscal years ended December 31, 1996, 1995 and 1994.

                                                          Annual Compensation               Long-Term Compensation
                                                                                              Awards               Payouts

              (a)                   (b)        (c)        (d)          (e)          (f)         (g)          (h)          (i)
                                                                      Other
                                                                     Annual     Restricted                            All Other
           Name and                                                  Compen-       Stock     Options/       LTIP       Compen-
      Principal Position           Year      Salary      Bonus       sation        Award       SARS        Payouts      sation
      ------------------           ----      ------      -----       ------        -----       ----        -------      ------
J. Merrick Taggart                 1996     $250,000    $40,000     $50,809(1)      -         40,000         -         $3,353(2)
President                          1995      $33,654       -            -           -        100,000(3)      -            -
                                   1994        -           -            -           -            -           -            -

Peter W. Gilson                    1996     $200,000       -            -           -          20,000        -            -
Chairman of the                    1995     $150,000       -            -           -         150,000        -            -
Executive Committee                1994        -           -            -           -            -           -            -


Thomas D. Cunningham               1996     $210,000    $20,000         -           -            -           -         $4,465(5)
Executive Vice President           1995     $210,000    $10,000         -           -         25,000         -         $4,400(6)
and Chief Financial                1994     $174,308   $100,000         -           -         50,000         -         $2,846(7)
Officer4

Stanley G. Mortimer III            1996     $210,000    $17,500         -           -         10,000         -         $10,842(8)
Executive Vice President           1995     $210,000     $5,000         -           -         25,000         -          $8,584(9)
                                   1994     $220,000   $100,000         -           -            -           -         $12,845(10)

Harry R. Thompson                  1996     $200,000    $20,000         -           -         25,000         -          $4,750(11)
Managing Director                  1995     $200,000    $15,000         -           -         25,000         -          $2,195(12)
                                   1994        -           -            -           -            -           -            -

Leslie H. Green                    1996     $175,000    $17,500         -           -         10,000         -          $4,750(13)
Vice President                     1995     $175,000    $10,000         -           -         10,000         -          $3,796(14)
                                   1994     $175,000    $45,000         -           -            -           -          $3,705(15)



--------------

         (1) Includes relocation benefits of $45,109.

         (2) Consists of $3,353 contributed by the Company to Mr. Taggart's account under the Company's 401K savings plan.

         (3) Consists of warrants to purchase Common Stock.

         (4) Mr. Cunningham resigned from the offices of Executive Vice President and Chief Financial Officer on November 13, 1996.

         (5) Consists of $4,465 contributed by the Company to Mr. Cunningham's account under the Company's 401K savings plan.

         (6) Consists of $4,400 contributed by the Company to Mr. Cunningham's account under the Company's 401K savings plan.

         (7) Consists of $2,846 contributed by the Company to Mr. Cunningham's account under the Company's 401K savings plan.

         (8) Consists of $4,750 contributed by the Company to Mr. Mortimer's account under the Company's 401K savings plan and $6,092 in benefit to Mr. Mortimer of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Mortimer.

         (9) Consists of $4,300 contributed by the Company to Mr. Mortimer's account under the Company's 401K savings plan and $4,284 in benefit to Mr. Mortimer of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Mortimer.

         (10) Consists of $4,620 contributed by the Company to Mr. Mortimer's account under the Company's 401K savings plan and $8,225 in benefit to Mr. Mortimer of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Mortimer.

         (11) Consists of $4,750 contributed by the Company to Mr. Thompson's account under the Company's 401K savings plan.

         (12) Consists of $2,195 contributed by the Company to Mr. Thompson's account under the Company's 401K savings plans.

         (13) Consists of $4,750 contributed by the Company to Ms. Green's account under the Company's 401K savings plan.

         (14) Consists of $3,796 contributed by the Company to Ms. Green's account under the Company's 401K savings plan.

         (15) Consists of $3,705 contributed by the Company to Ms. Green's account under the Company's 401K savings plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth, for each of the executive officers named in the Summary Compensation Table, information regarding individual grants of options made in the last fiscal year, and their potential realizable values.

                                                                                                      Potential Realizable
                                                                                                      Value at Assumed
                                                                                                      Annual Rates of Stock
                                                                                                      Price Appreciation for
                                             Individual Grants                                        Option Term
---------------------------------------------------------------------------------------------------   ----------------------
         (a)                            (b)            (c)                  (d)            (e)         (f)            (g)
                                                  % of Total
                                                  Options Granted       Exercise or
                                      Options     to Employees in       Base Price      Expiration
Name                                  Granted     Fiscal Year(1)          ($/Sh)          Date         5% ($)       10% ($)
----                                  -------     ------------------      -------         -----        -------      -------
J. Merrick Taggart                     40,000            11.5%               $13.625     11/14/06     $342,748     $868,590

Peter W. Gilson                        20,000             5.7%               $13.625     11/14/06     $171,374     $434,295

Thomas D. Cunningham                        0              -                       -        -             -            -

 Stanley G. Mortimer III               10,000             2.9%               $13.625     11/14/06      $85,687     $217,147

Harry R. Thompson                      25,000             7.2%               $13.625     11/14/06     $214,217     $542,869

Leslie H. Green                        10,000             2.9%               $13.625     11/14/06      $85,687     $217,147



1.   Based on 348,750 options granted.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

         The following table sets forth option exercise activity in the last fiscal year and fiscal year-end option values with respect to each of the executive officers named in the Summary Compensation Table.

                             Aggregated Option Exercises in Last Fiscal Year, and FY-End Option/SAR Value
----------------------------------------------------------------------------------------------------------------------------------
             (a)                           (b)                       (c)                       (d)                        (e)
                                                                                                                       Value of
                                                                                            Number of                Unexercised
                                                                                           Unexercised               In-the-Money
                                                                                         Options/SARs at           Options/SARs at
                                                                                           FY-End (#)                 FY-End ($)

                                    Shares Acquired                Value                   Exercisable/              Exercisable/
Name                                on Exercise (#)             Realized ($)              Unexercisable             Unexercisable
--------------------------          ----------------            ------------              -------------             -------------
J. Merrick Taggart                        3,000                     3,189                 57,000/80,000             35,250/37,500

 Peter W. Gilson                          1,000                      750                  79,000/90,000             55,500/56,250

Thomas D. Cunningham                      1,000                     1,000                 49,000/25,000             41,188/17,188

Stanley G. Mortimer III                     -                         -                   40,000/20,000              29,688/4,688

Harry R. Thompson                         1,000                     8,625                 27,750/31,250              76,688/4,688

Leslie H. Green                             -                         -                   27,500/12,500              17,638/1,850



                            COMPENSATION OF DIRECTORS

         The Company compensates those of its directors who were not employees of the Company in the amount of $10,000 annually plus $1,000 for attendance at each meeting of the Board of Directors. The Chairmen of the Audit Committee and the Stock Option and Compensation Committee of the Board of Directors are each paid an additional annual fee of $10,000 in recognition of the additional responsibilities and time commitments associated with such positions.

         In addition, the Company has purchased split dollar life insurance policies in respect of each of Messrs. Louis Marx, Jr. and Stanley R. Rawn, Jr. See "Certain Transactions".

                 EMPLOYMENT AGREEMENT AND SEVERANCE ARRANGEMENTS

         The Company entered into an employment agreement dated as of January 2, 1996 with Mr. James W. Kennedy, a director of the Company and, until December 13, 1995, Co-Chairman of the Board and Chief Executive Officer of the Company. The agreement provides that Mr. Kennedy shall be employed in an executive capacity with the Company and shall be available to consult with and advise the Company on such matters as might be requested by senior management of the Company for at least eighty-five hours per month to assist on issues dealing with the maintenance of corporate trademarks; corporate legal matters; and strategic support relative to strategic relations with Victorinox Cutlery Company, the Company's key supplier. Mr. Kennedy is to be paid a salary of $140,000 per annum and, during 1996, was paid a one time bonus of $300,000. The agreement, which has a term of five years, also provides that following the termination of the agreement Mr. Kennedy would be prohibited from competing, with certain exceptions, with the business of the Company for a period of three years.

         In connection with the resignation of Mr. M. Leo Hart, a director of the Company, from his position as Co-Chairman of the Board and Chief Executive Officer of the Company in 1996, the Company paid Mr. Hart the sum of $75,000 and accepted for surrender and cancellation all of Mr. Hart's outstanding stock options to purchase Common Stock. To replace such options, the Company has issued to Mr. Hart new options covering the same number of shares and upon the same terms and conditions except that the newly issued options were fully vested upon grant and the exercisability of such options is not contingent on Mr. Hart's employment with the Company.

         The Company entered into an Employment and Severance Agreement dated as of November 15, 1996 with Mr. Thomas D. Cunningham, who was, until November 13, 1996, a Director and Executive Vice President and Chief Financial Officer of the Company. The agreement provides that in connection with Mr. Cunningham's resignation from those positions he would be employed by the Company to work with management of the Company in connection with the sale of the Company's subsidiary, Cuisine de France Limited. The agreement provides that such employment shall be for a period of six months provided that satisfactory progress is made with respect to the disposition of Cuisine de France Limited. The Company entered into an agreement for the sale of Cuisine de France Limited on January 31, 1997 and has thus determined that such progress has been made. Mr. Cunningham is to paid be a salary at the rate of $210,000 per annum during the term of his employment under the agreement. In addition, subsequent to the termination of Mr. Cunningham's employment, the agreement provides that Mr. Cunningham shall be paid a one time severance payment of $210,000 and receive certain other benefits. The agreement also provides that Mr. Cunningham would be prohibited from competing with the business of the Company for a period of two years.

                                  PENSION PLAN

                  Each employee of the Company at least twenty years of age, becomes eligible to participate in the Company's Pension Trust (the "Pension Trust") after completing two Years of Credited Service (as defined in the Pension Trust). Monthly benefits at Normal Retirement Age, age sixty-five, are computed as follows: Average Monthly Compensation (as defined below) multiplied by 0.65% plus Average Monthly Compensation in excess of Social Security Covered Compensation (as defined below) multiplied by 0.65%, such sum multiplied by Years of Credited Service, not to exceed 35 years. Accrued benefits under the prior formula used by the Company's Pension Trust are grandfathered as of December 31, 1993 for Non-Highly Compensated Employees and as of December 31, 1988 for Highly Compensated Employees.

                  "Average Monthly Compensation" is defined as one-twelfth of the highest five consecutive years of total compensation. Social Security Covered Compensation is defined as the average of the Taxable Wage Base over the 35-year period ending with the year of the Social Security Normal Retirement (ages 65 - 67, depending on year of birth).

                  Participants will receive reduced benefits on a life annuity basis with continuation of benefits to their spouses after death unless an optional form of benefit is selected. Preretirement death benefit coverage is also provided. A participant is 100% vested in his accrued benefits, as defined in the Pension Trust, upon such accrual. The Years of Credited Service as of December 31, 1996 of each of the individuals named in the Cash Compensation table herein are as follows:

         J. Merrick Taggart................................   1 year
         Peter W. Gilson...................................   1 year
         Thomas D. Cunningham..............................   2 years
         Stanley G. Mortimer III...........................   12 years
         Harry R. Thompson.................................   1 year
         Leslie H. Green...................................   6 years

                  The following table shows annual pension benefits under the Pension Trust assuming retirement at age sixty-five in 1997, payable as a life annuity, in various remuneration and years of employment classifications. Note that the maximum allowable compensation for years beginning in 1994 is $150,000, so remuneration in excess of that amount is not shown. Some grandfathering of benefits earned at higher compensation levels is provided.

                  PENSION BENEFITS FOR 1996 RETIREES AT AGE 65

                                                             Years of Service
                       --------------------------------------------------------------------------------------
Remuneration                 15                  20                  25                30                35
-------------                --                  --                  --                --                --
 50,000                      7,061              9,415               11,769            14,123           16,476
 75,000                     11,936             15,915               19,894            23,873           27,851
100,000                     16,811             22,415               28,019            33,623           39,226
125,000                     21,686             28,915               36,144            43,373           50,601
150,000                     26,561             35,415               44,269            53,123           61,976


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions regarding compensation of the Company's executives are generally made by the Stock Option and Compensation Committee (the "Compensation Committee") of the Company's Board of Directors. The Compensation Committee is comprised of Messrs. A. Clinton Allen, Keith R. Lively, John V. Tunney and John Spencer. Each member of the Compensation Committee is a non-employee director.

         Pursuant to rules adopted by the Securities and Exchange Commission ("SEC") designed to enhance disclosure of companies' policies regarding executive compensation, set forth below is a report submitted by the members of the Compensation Committee addressing the Company's compensation policies for 1996 as they affected the Company's executive officers generally and, in particular, as they affected J. Merrick Taggart, President of the Company.

               COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

         The Compensation Committee's executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified executives, to recognize individual contributions to the successful achievement of the Company's business objectives, and to align managements' and shareholders' interests in the enhancement of shareholder value over the long term. Compensation paid to the Company's executive officers for 1996 consisted primarily of base annual salary and annual bonus. In addition, through the grant to the Company's executive officers of options to purchase shares of the Company's Common Stock, the Compensation Committee has utilized the Company's 1993 Stock Option Plan (the "1993 Stock Option Plan") and the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan"), and the Company's 1996 Stock Option Plan (the "1996 Stock Option Plan," and together with the 1993 Stock Option Plan and the 1994 Stock Option Plan, the "Option Plans") to provide long-term incentives to executive officers by enabling them to share in the future growth of the Company's business. The Company has also established a 401(k) Plan and a Pension Plan to assist it in retaining qualified executives.

         The Compensation Committee believes that the Company's executive officers should be compensated comparably with executive officers of other publicly held companies engaged in the business of importing, distributing, developing, selling and marketing consumer and professional products. The Compensation Committee also believes that the Company competes with such organizations for qualified executives and is therefore required to adopt competitive salary structures. In setting compensation, the Committee considers on an informal basis compensation paid by other corporations in businesses similar to the Company, as well as the individual contributions to the Company which each of the executives has made and could be expected to make in the future and such other factors as the compensation committee may deem relevant at the time of making such determinations.

         Base salaries for the Company's executive officers are determined by the Compensation Committee on an annual basis. In setting such base salaries, the Compensation Committee considered the factors set forth in the preceding paragraph. In the case of certain executives, the Committee considered and approved the purchase of split dollar life insurance as compensation to such executives in lieu of the cash compensation the Committee might otherwise have awarded to such executives.

         While the Committee considers objectively measurable performance criteria such as profitability, revenue growth, return on equity, market share and operating budget performance in determining annual bonuses, the Committee believes that relying solely on such criteria may tend to stress short term performance at the cost of long term growth. Instead, the Committee's decisions as to annual bonuses are based primarily on the Committee's informal evaluation of subjective criteria of individual performance. Such subjective performance criteria encompass evaluation of overall contribution to achievement of the Company's business objectives, managerial ability, and the executive officer's performance in any special projects that the officer may have undertaken. The Committee evaluated performance under these subjective criteria and determined the amount of the executive officers' 1996 annual bonuses at the end of 1996 after informal discussions with other members of the Board of Directors. The Committee considered primarily the part played by the Company's executive officers in the accomplishments of the Company in 1996, including the performance of the Company in the areas of sales and earnings in light of economic, market and other conditions influencing those factors; and the development and introduction of new products.

         The Compensation Committee believes that stock-based performance compensation arrangements are beneficial in aligning managements' and shareholders' interests in the enhancement of shareholder value over the long-term. Thus, the Committee has utilized the Company's Stock Option Plans as an element in the Company's compensation packages for its executive officers. Options granted to executive officers pursuant to the Stock Option Plans have had exercise prices equal to the market price of the Company's Common Stock on the date the options were granted, typically vest over a three-year period, and, with limited exceptions, are exercisable only during an executive officer's tenure with the Company and for a specified period thereafter. Thus, amounts which may be realized by an executive officer upon exercise of options result directly from appreciation in the Company's stock price during the particular executive officer's tenure with the Company.

         The Company's 401(k) Plan is a broad-based employee benefit plan in which the executive officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plan. The Company matches the contributions of participating employees, including executive officers, up to a certain level determined by the Board of Directors. Except to the extent that participants elect to invest their individual accounts in the Company's Common Stock, benefits under the 401(k) Plan are not tied to Company performance.


                  1996 COMPENSATION OF CHIEF EXECUTIVE OFFICER


         The SEC regulations require the Compensation Committee to disclose the Committee's bases for compensation reported for Mr. Taggart in 1996 and to discuss the relationship between such compensation and the Company's performance during the last fiscal year.

         The Compensation Committee's decisions with respect to 1996 compensation paid to Mr. Taggart were based on the factors discussed above applicable to all of the Company's executive officers. The subjective factors considered in determining 1996 annual compensation for Mr. Taggart included his overall leadership of the Company, his role in reorganizing of the divisional structure of the Company and his contribution to the financial performance of the Company during 1996.

SUBMITTED BY THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

A. Clinton Allen     Keith R. Lively       John Spencer           John V. Tunney

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In 1996, the Compensation Committee was comprised of A. Clinton Allen, Keith R. Lively, John V. Tunney and John Spencer. None of these individuals is an officer or employee of the Company or any of its subsidiaries.

                                PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return over a five-year period of the Company's Common Stock to that of the Russell 2000, a broad market index, and the following companies, which the Company believes constitute a reasonable peer group by virtue of the fact that the primary business of each is the marketing and distributing of consumer and other products: K2, Inc., A. T. Cross Company, Bell Industries, Inc., Fossil, Inc., Johnson Worldwide Associates, Inc., Jostens, Inc., Moore Handley, Inc., Movado Group, Inc. and The Timberland Company.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
           SWISS ARMY BRANDS, INC. Russell 2000 Index And Peer Group
                     (Performance Results Through 12/31/96)

                            1991     1992     1993     1994     1995     1996
                            ----     ----     ----     ----     ----     ----
SWISS ARMY BRANDS, INC     100.00   111.11   135.56   111.11   110.00   117.78
RUSSELL 2000 INDEX         100.00   118.41   140.80   138.01   177.26   206.48
PEER GROUP                 100.00    88.10    99.27    81.80    97.94   105.75

Assumes $100 invested at the close of trading 12/91 in SWISS ARMY BRANDS, INC. common stock, Russell 2000 Index, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

                                                        Source: Value Line, Inc.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

                                 PROPOSAL NO. 2

                       PROPOSAL TO INCREASE THE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK
                 AND TO AUTHORIZE A NEW CLASS OF PREFERRED STOCK


         The Company is presently authorized to issue 12,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. At April 4, 1997, 8,209,610 shares of Common Stock were issued and outstanding and an additional 3,117,454 shares of Common Stock are issuable under the Company's Option Plans.


         On March 26, 1997, the Board of Directors authorized, subject to stockholder approval, an amendment to ARTICLE FOURTH of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 12,000,000 shares to 18,000,000 shares. The Board of Directors recommends the authorization of an additional 6,000,000 shares of Common Stock to provide the Company with sufficient shares to issue in connection with stock dividends, stock splits, and possible future financings or acquisitions, or for other purposes. The proposed 50% increase in the number of authorized shares of Common Stock is the same percentage increase as was approved by the stockholders in 1993, when the Company last increased its authorized capital. The unreserved and unissued shares of Common Stock and the Preferred Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate, except as otherwise required by applicable law, without further authority from the Company's stockholders.

         Although the Board of Directors has no present intention of doing so, authorized but unissued shares of Common Stock or Preferred Stock could be issued, subject to applicable law, in one or more transactions which would make more difficult, and less likely, a takeover of the Company. Issuing additional shares of Common Stock or Preferred Stock could also have the effect of diluting the stock ownership of persons seeking to obtain control of the Company. This proposed amendment to the Company's Certificate of Incorporation is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company.

         Among the determinations which the Board of Directors is authorized to make for each series of the Preferred Stock are: (a) the number of shares of Preferred Stock in the series and the designation thereof; (b) the dividend rate and whether dividends would be cumulative; (c) the price and other terms of any redemptions; (d) the extent of liquidation rights; (e) whether a sinking fund would be created with respect to the Preferred Stock and the terms of any such fund; (f) whether there would be conversion rights into the Common Stock or other Preferred Stock and the terms of any such conversion; and (g) whether, and to the extent to which, there would be voting rights, which might include the right to elect a specified number of directors if dividends on the series were not paid for a specified period of time. The rights of the holders of Preferred Stock may include priorities over the holders of Common Stock. For example, holders of Preferred Stock of a particular series may be entitled to dividends over holders of Common Stock; holders of Preferred Stock of a particular series may be entitled to priority over holders of Common Stock in the distribution of assets available for all stockholders of the Company upon any liquidation, dissolution and winding up of the Company; and holders of Preferred Stock of a particular series may be given voting rights on a share-for-share basis with holders of Common Stock and in certain events may be given voting rights exercisable as a separate class.

         The amendment would amend Article FOURTH of the Company's Certificate of Incorporation to read in its entirety as follows:

         FOURTH: Capital Stock. The total number of shares of capital stock ("Capital Stock") which the Corporation shall have authority to issue is twenty million (20,000,000), all of the par value $.10 per share, of which eighteen million (18,000,000) shares shall be designated Common Stock and two million (2,000,000) shares shall be designated Preferred Stock.

         Except for shares of Preferred Stock, the powers, preferences and relative, participating, optional or other special rights, including, without limitation, the right to receive dividends, and the qualifications, limitations or restrictions with respect thereto, of each share of capital stock shall be identical, share for share.

         (a) Voting. Shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which stockholders have the right to vote. Shares of Preferred Stock shall entitle the holders thereof to such vote, if any, as shall be fixed by the Board of Directors (or duly authorized committee thereof) pursuant to Article FOURTH (b).

         (b) Preferred Stock. Authority is hereby expressly granted to the Board of Directors or a duly authorized committee thereof at any time and from time to time to issue shares of Preferred Stock in one or more series and for such consideration as may be fixed from time to time by the Board of Directors, and to fix, before the issuance of any shares of a particular series of Preferred Stock, the designation of such series; the number of shares to comprise such series; the dividend rate per annum, liquidation rights and redemption price or prices, if any, of such series; the terms and conditions of any such redemption; the sinking fund provisions, if any, in respect of such series; the terms and conditions on which the shares of such series are convertible, if they are convertible; and any other rights, preferences and limitations pertaining to such series. All shares of any one series of Preferred Stock shall be identical. To the extent so fixed by the Board of Directors and consistent with applicable law, each such series of Preferred Stock shall have rights and preferences senior to the rights herein granted to the Common Stock.

         (c) Dividends. Subject to the rights of the holders of shares of Preferred Stock (if any shares of Preferred Stock shall be issued), dividends payable in cash or property are payable if, when, and as declared by the Board of Directors out of funds legally available therefor.

         (d) Reservation of Shares. Such number of shares of Common Stock as may from time to time be required for the purpose shall be reserved for issuance (i) upon conversion of any Preferred Stock which shall be convertible or any obligation of the Corporation convertible into shares of Common Stock and (ii) upon exercise of any options or warrants to purchase shares of Common Stock."

VOTE REQUIRED FOR APPROVAL

                  Approval of the proposed amendment to the Certificate of Incorporation to change the total number of authorized shares of Common Stock requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

                  The Board of Directors recommends a vote FOR approval of the proposed amendment to the Certificate of Incorporation.

                              CERTAIN TRANSACTIONS

                  Messrs. Louis Marx, Jr., Chairman of the Company's Management Committee, and a Director of the Company, and Stanley R. Rawn Jr., Senior Managing Director and a Director of the Company, devoted considerable time and attention to the affairs of the Company during 1996. During 1996 Messrs. Marx and Rawn were principally compensated through split dollar insurance on their lives, a method which allows the Company to recover, without interest, all premiums paid on the death of the insured and which has substantially lower earnings impact over the years than would similar amounts paid as cash compensation. Specifically, the Company has purchased split dollar life insurance payable on the death of Mr. Marx, some of which is payable on the later to die of Mr. Marx and his wife, and split dollar life insurance payable on the death of Mr. Rawn. Under these arrangements the Company will pay approximately $4,200,000 over the course of the next 17 years as premiums under the policies for Mr. Marx and approximately $3,000,000 over the course of the next 13 years under the policy for Mr. Rawn (in each case including amounts paid in the first fiscal quarter of 1997), and will be reimbursed, without interest, for all of the premiums that it has paid upon the death of the respective insured. The actual premiums to be paid may be higher than estimated depending upon the performance of the insurance company's investments and other factors. Pursuant to the terms of life insurance agreements entered into with each of Messrs. Marx and Rawn, the Company shall continue to be obligated to pay these premiums during the insured's employment with the Company and in the event of the termination of such employment for any reason, unless the insured willfully and materially breaches the terms of a consulting agreement between him and the Company and such breach continues for 30 days after written notice. Under the terms of such consulting agreements, each of Messrs. Marx and Rawn is to be engaged as a consultant immediately following the termination of his employment with the Company and, in such event, shall receive such compensation as shall be fair under the circumstances. Mr. Marx has been so engaged as a consultant to the Company since February 15, 1995, the date on which he ceased to serve as Chairman of the Company's Executive Committee. The consulting agreements may be terminated by the Company upon thirty days notice. In 1996, the Company paid an aggregate of $437,072 in premiums on the policies pertaining to Mr. Marx and $315,150 in premiums on the policy pertaining to Mr. Rawn. There will be a small, negative earnings impact through 1998 of the policies on Messrs. Marx's and Rawn's lives, and an increasingly positive impact on earnings in the later years.

                  In July 1994, the Company entered into a Services Agreement with Brae Group, Inc. ("Brae") which beneficially owns 35.4% of the outstanding Common Stock and in which Louis Marx, Jr., a Director of the Company, has a controlling interest, and in which Victorinox Cutlery Company ("Victorinox"), a key supplier and beneficial owner of approximately 12.2% of the outstanding Common Stock, has a non-controlling stock interest. Mr. M. Leo Hart, a Director of the Company, is Chief Executive Officer of Brae. Under the Services Agreement, Brae is to provide various services to the Company for a period of four years relating to maintaining, enhancing and expanding the Company's relationship with Victorinox. In exchange for these services, Brae received an option to purchase 500,000 shares of the Company's Common Stock at the then current market price of $10.75 per share. The option is fully vested and can be exercised for ten years from the date of the Services Agreement.

                  The Company loaned to Mr. James W. Kennedy, a Director of the Company, a total of $87,500. The loan bore interest at the prime rate and was paid in full, together with accrued interest, on January 3, 1996.

                  Lahinch Group, Inc., of which Mr. James W. Kennedy, a Director of the Company, is president, director and a significant stockholder, and of which Mr. Louis Marx, Jr. and Victorinox Cutlery Company are investors, purchased from the Company products for resale to the golf oriented channel of trade in 1996 in the amount of $268,679.

                  In 1996, the Company paid $528,475 for legal services rendered by the law firm of Zimet, Haines, Friedman & Kaplan, of which Mr. Herbert M. Friedman, a Director of the Company, is a partner.

                  Victorinox Cutlery Company owns approximately 12.2% of the outstanding Common Stock and is the supplier to the Company of Swiss Army Knives, professional cutlery products and Victorinox Watches. During the year ended December 31, 1996, the Company purchased Victorinox products in aggregate amount of approximately $36,360,298.

              Swiss Army Brands, Inc. Charitable Insurance Program

                  The Company recognizes its responsibility to the communities in which its products are sold and the importance of charitable organizations to the country at large. The Company is also aware of the benefits to commercial good will resulting from the proper discharge of its responsibilities. In order to further these objectives, the Company instituted its Charitable Insurance Program. This program allows the Company to provide the maximum assistance to numerous charities by utilizing tax provisions intended to encourage such activities, and to eventually recover, without interest, all amounts expended.

                  Under the Company's Charitable Insurance Program (the "Program"), adopted by the Company's Board of Directors in 1993, the Company will utilize insurance on the lives of each of its directors and other designated persons (the "Insured Directors") to fulfill charitable pledges to the Victorinox-Swiss Army Knife Foundation (the "Foundation") and to charities recommended by the Insured Directors. The Company previously purchased life insurance on one of the Company's then Co-Chairmen and designated the Foundation as a beneficiary of a portion of the proceeds, subject to the Company's right to revoke such designation.

                  The Program enables the Company to make a meaningful commitment to the Victorinox-Swiss Army Knife Foundation, as well as a broad range of charities benefiting our communities. The Company anticipates that it will be able to make substantial contributions in the future to these charities at a minimal cost to the Company.

                  The Victorinox-Swiss Army Knife Foundation is a tax-exempt private foundation, funded primarily by contributions from the Company and Victorinox. It was organized in December, 1992 for general charitable purposes, including the improvement of the welfare of underprivileged children (and others) through the encouragement of organized athletic activities, including those sports in which an underprivileged child would not ordinarily participate. Louis Marx, Jr., a director of the Company, is President and a director of the Foundation. Stanley R. Rawn, Jr., Senior Managing Director and a director of the Company, and Herbert M. Friedman, M. Leo Hart and John Spencer, directors of the Company, are directors of the Foundation.

                  The Company is the owner and beneficiary of the policies, with the right to borrow against them, and will receive the proceeds upon the death of each Insured. The proceeds will not be legally segregated from the Company's general funds and will remain subject to claims of the Company's creditors. Upon the death of an Insured Director, the Company will retain a share of the insurance proceeds equal to the cumulative premiums paid by the Company for the policy on that Insured Director's life. One half of the remaining amount will be used to fulfill a pledge to the Foundation and the other half will be used to fulfill pledges to tax-exempt charities recommended by Insured Directors and approved by the Board.

                  Generally, the Company will be bound to continue to pay all premiums on the policy for the life of the Insured or, in the case of Mr. Marx, as long as he is an officer or Board member or agrees to serve as a consultant to the Company.

                  Generally, there will be a small, negative impact on earnings through 1998, and an increasingly positive impact on earnings after 1998 as the cash surrender value of the insurance increases.

                  If a director were to leave the Company prior to the time when the cash surrender value of the policy exceeds the aggregate premiums, and the Company received no further substantial benefit from his or her services, the obligation to pay future premiums would result in a charge to earnings at the time he or she left. The charge to earnings for 1996 with respect to directors who left the Company in 1996 is insignificant.

                  The Company would not be entitled to a tax deduction, nor would the Company realize income for regular income tax purposes, at the time the policy is obtained nor as premiums are paid. Upon the death of the director (when the policy matures and the insurance proceeds are paid) the Company would not realize income for "regular" income tax purposes, but the Company might be subject to alternative minimum tax ("AMT") on a portion of the receipts from the policy. Upon the making of the cash contribution following the death of the insured

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director,  the Company  would be entitled to a  deduction.  Since the Company is entitled to claim as charitable deductions only 10% of its taxable income in any year, the extent of the utilization of this deduction would depend upon income. These deductions may be carried forward for a period of five years.

                                    AUDITORS

                  The Board of  Directors  has  selected  Arthur  Andersen  LLP,
Certified Public Accountants, as independent public accountants to audit the books and records of the Company at the close of the fiscal year ending December 31, 1997. A representative of Arthur Andersen LLP, is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS


                  Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders, to be held in 1997, must be received by the Company at One Research Drive, Shelton, Connecticut 06484 by December 17, 1997 to be included in the proxy statement and form of proxy relating to that meeting.


                                OTHER INFORMATION

                  The solicitation of Proxies in the accompanying form will be made at the Company's expense, primarily by mail and through brokerage and banking firms holding shares in their own names for customers.

                  A COPY OF FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER OF THE COMPANY ON WRITTEN REQUEST TO THE OFFICE OF THE SECRETARY, SWISS ARMY BRANDS, INC., P.O. BOX 874, SHELTON, CONNECTICUT 06484-0874.

                  The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

                                             By Order of the Board of Directors.

                                             THOMAS M. LUPINSKI, as Secretary

Dated:    Shelton, Connecticut
          April 15, 1997

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                                  APPENDIX 1

                                  PROXY CARD

                             SWISS ARMY BRANDS, INC.

          Proxy Solicited by Board of Directors for the Annual Meeting

                         of Stockholders - May 15, 1997

         The undersigned hereby appoints J. MERRICK TAGGART, STANLEY G. MORTIMER III and THOMAS M. LUPINSKI, and each of them, with power of substitution to each, as the proxies and attorneys of the undersigned to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Swiss Army Brands, Inc. (the "Company") to be held at 65 Trap Fall Road, Shelton, Connecticut at 10:30 a.m. (local time) on May 15, 1997 and any adjournment thereof, for the following purposes:

         (1) To elect seventeen members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

         (2) To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to increase the total number of authorized shares of Common Stock, par value $.10 per share, from 12,000,000 shares to 18,000,000 shares; and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

If no direction is made, this proxy will be voted FOR proposals 1 and 2.



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                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                            FOR PROPOSALS 1, 2 and 3.

1.  Election of Directors:

         FOR all nominees (except as marked to the contrary below)     [ ]

         WITHHOLD AUTHORITY to vote for all nominees listed below      [ ]

         NOMINEES:           A. CLINTON ALLEN, CLARKE H. BAILEY, THOMAS A.
                             BARRON, VINCENT D. FARRELL, JR., HERBERT M.
                             FRIEDMAN, PETER W. GILSON, M. LEO HART, JAMES W.
                             KENNEDY, KEITH R. LIVELY, LINDSAY MARX, LOUIS
                             MARX, JR., STANLEY G. MORTIMER III, STANLEY R.
                             RAWN, JR., ERIC M. REYNOLDS, JOHN SPENCER,
                             J. MERRICK TAGGART, JOHN V. TUNNEY

(Instruction: To withhold authority to vote for any individual, write that nominee's name in the space provided below:)

2. Amendment to Certificate of Incorporation increasing the number of authorized shares of Common Stock:

         FOR [ ]           AGAINST [ ]               ABSTAIN [ ]

                                                     Date:______________________

                                                     ___________________________
                                                     Signature

                                                     ___________________________
                                                     Signature

Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly each stockholder named should sign.


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